Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE RESTATED CERTIFICATE OF INCORPORATION OF

QUALCOMM INCORPORATED

QUALCOMM Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: On December 5, 2011, the Board of Directors of the Corporation duly adopted resolutions approving the following amendment to the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and providing for the consideration of such amendment at the Corporation’s annual meeting of stockholders.

SECOND: On March 6, 2012, the Corporation’s annual meeting of stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The first paragraph of Section A of Article VI of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.”

IN WITNESS WHEREOF, QUALCOMM Incorporated has caused this Certificate of Amendment to be signed by the undersigned, thereunto duly appointed, this 6th day of March, 2012.

By:

/s/ Donald J. Rosenberg
Donald J. Rosenberg
Secretary